UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 9, 2008

                 The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

102 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Resignation of Officer

Effective June 10, 2008, Maurice J. Spagnoletti resigned his position as President of Carolina First Bank, the wholly-owned banking subsidiary of The South Financial Group, Inc. (“TSFG”). In connection with this resignation, Mr. Spagnoletti, Carolina First Bank and TSFG entered into the Separation and Release Agreement attached hereto, the terms of which are incorporated by reference herein. This Separation and Release Agreement provides for cash payments to Mr. Spagnoletti, a complete release of TSFG, and other miscellaneous covenants.

Organizational Realignment

TSFG has realigned its management reporting structure, lessening the number of reports to the Chief Executive Officer and creating an “Operating Council.” Specifically, TSFG has promoted James R. Gordon to Senior EVP & Chief Financial Officer, H. Lynn Harton to Senior EVP & Chief Commercial Banking Officer and Christopher T. Holmes to Senior EVP & Chief Retail Banking Officer. Mr. Gordon, Mr. Harton and Mr. Holmes will continue reporting to Mack I. Whittle, Jr., Chairman, CEO and President of TSFG, and collectively, they will form TSFG’s Operating Council. Robert A. Edwards has been promoted to Executive Vice President & Chief Risk Officer and will also report to Mr. Whittle. Additionally, the respective heads of the Legal and Internal Audit departments will report to Mr. Whittle.

Mr. Gordon joined the Company in 2007 and will now have the following responsibilities: Finance, Treasury, Accounting, Investor Relations, Human Resources, Technology and Operations.

Mr. Harton joined the Company in 2007 and will now have the following responsibilities: State and Market Presidents, Commercial Banking, Commercial Real Estate, Corporate Banking, Credit and Corporate Financial Services (including Treasury Services, Wealth Management, Mortgage, and Merchant).

Mr. Holmes joined the Company in 2006 and will now have the following responsibilities: Retail Market Executives, Retail Banking, Business Banking, Corporate Marketing, Delivery Channel Management and Retail Lending.

In connection with these and related organizational changes, the Company expects to record non-operating charges for contractual arrangements, including payments to Mr. Spagnoletti, of up to approximately $3 million.

Item 7.01	Regulation FD Disclosure

On May 8, 2008, TSFG issued 250,000 shares of preferred stock, consisting of 55,562 shares of Series 2008ND-V Preferred Stock, 184,718 shares of Series 2008ND-NV Preferred Stock, 2,221 shares of Series 2008D-V Preferred Stock and 7,499 shares of Series 2008D-NV Preferred Stock.  TSFG expects to hold a Special Meeting of Shareholders (“Special Meeting”) on July 18, 2008 for common shareholders to vote to approve the conversion terms and general voting rights of the preferred stock.  The following is a summary of treatment of TSFG’s preferred shares in the computation of earnings per share, which differs depending on the series of preferred stock based on the contingent nature of the conversion.

Treatment of Dividends

For purposes of basic earnings per share, the dividends on the preferred stock will be deducted from net income to arrive at net income applicable to common shares in the period in which the dividends are declared versus in the period in which they are paid. Dividends on TSFG’s preferred stock will generally be $6.25 million per quarter, however the second quarter 2008 dividend is expected to be declared at a pro rata amount of $5.83 million. The dividends on the preferred stock are also deducted in the calculation of diluted earnings per share until those shares are considered common stock equivalents as discussed in “Convertibility of Preferred Stock,” or if the inclusion of the preferred stock as common stock equivalents is considered anti-dilutive as discussed in “Anti-Dilution Treatment” below.

Convertibility of Preferred Stock

Series 2008ND-V Preferred Stock and Series 2008 D-V Preferred Stock:  These series currently constitute an aggregate of 57,783 shares.  Following the date of the Special Meeting, even if shareholder approval is not obtained, holders may, at their option, convert their shares into TSFG common stock based on the applicable conversion price. These shares are considered common stock equivalents and approximately 8.9 million shares (based on the assumed conversion of the shares using a conversion price of $6.50) are added to average common shares outstanding in computing diluted earnings per share, unless such shares are considered anti-dilutive as discussed below.

Series 2008ND-NV Preferred Stock and Series 2008D-NV Preferred Stock:  These series currently constitute an aggregate of 192,217 shares.  For these series, the conversion of such shares is contingent upon shareholder approval of the conversion features of the stock.  Therefore, prior to receipt of shareholder approval, the shares are not considered common stock equivalents and are not included in the computation of diluted earnings per share. Subsequent to receipt of shareholder approval but prior to May 1, 2011, the shares will be considered common stock equivalents and approximately 29.6 million shares (based on the assumed conversion of the shares using a conversion price of $6.50) are added to average common shares outstanding in computing diluted earnings per share, unless such shares are considered anti-dilutive as discussed below.

Anti-Dilution Treatment

Upon the removal of the aforementioned contingency (i.e. shareholder approval), with the subsequent effect that such shares of preferred stock are considered common stock equivalents, the assumed converted shares will be included in the diluted earnings per share calculations, unless the inclusion is considered anti-dilutive.   For example, when a net loss from operations exists, including the assumed converted shares in the diluted earnings per share calculation may reduce the diluted loss per share amount and thus would be considered anti-dilutive, which would require that the shares be excluded from the diluted earnings per share calculation. In that situation, basic and diluted earnings per share would be the same amount.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
99.1	Separation and Release Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     THE SOUTH FINANCIAL GROUP, INC.

June 12, 2008	By:	/s/ William P. Crawford, Jr.

                                                     William P. Crawford, Jr.

                                                     Executive Vice President and General Counsel